Exhibit 23I-

                           DAVID JONES & ASSOC., P.C.

395 Sawdust Road, # 2148                                         281-419-0584  P
The Woodlands, TX  77380                                         281-419-0564  F


Sirius Investment Trust                     September 22, 2003
7300 College Blvd., Suite 308
Overland Park, KS  66210

Dear Trustees:

As counsel to the Sirius Investment Trust (the "Trust"), a statutory business trust organized under the laws of the State of Delaware and operating as a registered open-end management investment company of the series type, I have been asked to render my opinion with respect to the issuance of an indefinite number of shares of beneficial interest of the Trust (the "Shares") representing proportionate interests in the Sirius Small-Cap Fund, the Sirius Mid-Cap Fund, and the Sirius American Endeavor Fund (each a "Fund and together the "Funds"). The Shares of each Fund are a separate series of the Trust consisting of one class of shares, all as more fully described in the Prospectus and Statement of Additional Information contained in the Trust's Registration Statement on Form N-1A, to which this opinion is an exhibit, to be filed with the Securities and Exchange Commission.

I have examined the Trust's Certificate of Trust, Agreement and Declaration of Trust, By-laws, Prospectus and Statement of Additional Information contained in the Registration Statement, and such other documents, records and certificates as deemed necessary for the purposes of this opinion.

Based on the foregoing, I am of the opinion that the Shares, when issued, delivered and paid for in accordance with the terms of the Prospectus and Statement of Additional Information, will be legally issued, fully paid, and non-assessable by the Trust.

Further, I give my permission to include this opinion as an exhibit to the Company's Registration Statement on Form N-1A.

Very Truly Yours,

/s/  David D. Jones
DAVID JONES & ASSOC., P.C.

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